Exhibit 10.1

PAYOFF AGREEMENT

This Payoff Agreement dated as of November 10, 2010 (this “Agreement”) is executed by and among Optelecom-NKF, Inc. (f/k/a Optelecom, Inc.), a Delaware corporation (“Optelecom”), and Draka Holding N.V., a public company with limited liability organized under the laws of The Netherlands (the “Holder”).

RECITALS

A.            Optelecom, the Holder, NKF Vastgoed B.V., a private company with limited liability organized in the Netherlands, and Optelecom-NKF, B.V. (f/k/a NKF Electronics, B.V.), a private company with limited liability organized in the Netherlands (“NKF Electronics”), entered into a Share Purchase Agreement dated March 8, 2005 (the “Purchase Agreement”), pursuant to which Optelecom acquired all of the outstanding share capital of NKF Electronics from NKF Vastgoed B.V. and the Holder (the “NKF Share Purchase”).

B.            The purchase price paid by Optelecom in connection with the NKF Share Purchase (the “NKF Purchase Price”) consisted of cash and the issuance of a Subordinated Promissory Note dated March 8, 2005, as amended by the First Amendment thereto dated as of June 25, 2008, from Optelecom to the Holder in the principal amount of Nine Million Euro (€9,000,000) (the “Original Note”).

C.            On March 5, 2010, Optelecom and the Holder entered into the Amended and Restated Subordinated Promissory Note, a copy of which is attached hereto as Exhibit A (the “Note”), which Note amended and restated the Original Note in its entirety.

D.            The Note is secured by (i) that certain Deed of Pledge of Shares in Optelecom-NKF Holding B.V. (“ONH”) dated June 27, 2008 by and among Optelecom, the Holder and ONH (as amended, amended and restated, supplemented or otherwise modified, the “35% Pledge Agreement”) under which thirty-five percent (35%) of the issued share capital of ONH has been pledged to the Holder to secure Optelecom’s obligations under the Note, as more particularly described therein, (ii) that certain Deed of Pledge of an Additional 30% of the Shares in the Capital of Optelecom-NKF Holding B.V. dated March 5, 2010 by and among Optelecom, the Holder and ONH (as amended, amended and restated, supplemented or otherwise modified, the “30% Pledge Agreement” and collectively with the 35% Pledge Agreement, the “Pledge Agreement”) under which an additional thirty percent (30%) of the issued share capital of ONH was pledged to the Holder to secure Optelecom’s obligations under the Note, as more particularly described therein, and (iii) that certain Security Agreement dated as of March 5, 2010 (as amended, amended and restated, supplemented or otherwise modified, the “Security Agreement”; and together with the Pledge Agreement and any other agreement or instrument delivered by Optelecom in favor of the Holder as security for the obligations of Optelecom under the Note, collectively, the “Security Documents”), by Optelecom to the Holder under which Optelecom granted a lien and security interest to the Holder in all assets of Optelecom (excluding all shares and other equity interests in all direct and indirect subsidiaries of Optelecom and all assets of all subsidiaries of Optelecom).

E.             Optelecom intends to enter into a definitive agreement (the “Definitive Acquisition Agreement”) with a third party acquiror (the “Acquiror”) pursuant to which the Acquiror will acquire Optelecom in a merger or other form of business combination (the “Acquisition”).

F.             It is a condition of the Acquiror to entering into the Definitive Acquisition Agreement that Optelecom and the Holder enter into this Agreement.

G.            Optelecom and the Holder have agreed to a reduction in the amount payable under the Note.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Optelecom and the Holder hereby agree as follows:

1.             Incorporation of Recitals.  The recitals set forth above are incorporated herein by reference.

2.             Note Amount.  Optelecom and the Holder hereby acknowledge and agree that as of the date of the signing of this Agreement, the total amount of principal outstanding under the Note was €8,982,456.

3.             Reduction in Note Amount.  The Holder agrees to accept the sum of (w) €6,300,000, plus (x) all accrued and unpaid interest through the date of the payment to the Holder of the Payoff Amount (as defined below) on the total amount of principal outstanding under the Note (and not, for the avoidance of doubt, €6,300,000), plus (y) the Holder’s out-of-pocket costs and expenses (including the reasonable costs and expenses of its counsel and accountants) incurred in connection with the negotiation, execution and delivery of this Agreement, not to exceed U.S.$25,000 in the aggregate (the sum of (w), (x) and (y), the “Payoff Amount”) in full satisfaction of all amounts and obligations due and payable under the Note, subject to the following conditions (the “Payoff Conditions”):

(a)           prior to the closing of the Acquisition, the Payoff Amount shall be paid to the Holder by wire transfer of immediately available funds to the Holder’s account listed on Schedule 1.3(a) to the Purchase Agreement (the “Bank Account”) or at such other bank as may be specified in writing from time to time not later than two (2) business days prior thereto by the Holder to Optelecom; and;

(b)           the payment of the Payoff Amount to the Holder shall occur prior to March 8, 2011;

(c)           at the time of the payment of the Payoff Amount to the Holder, the aggregate cash consideration that is contemplated to be paid (directly or indirectly) to the holders of equity interests in Optelecom in connection with the Acquisition plus any dividends or distributions made by Optelecom after the date hereof in respect of any of its equity interests shall not exceed U.S.$9,300,000;  and

(d)           there shall not have occurred and be continuing at the time of the payment of the Payoff Amount to the Holder any Event of Default under the Note or any event or condition that, without giving effect to Section 2(e) of the Note, would become an Event of Default under the Note.

If any of the Payoff Conditions are not satisfied, then the Holder shall not be obligated to accept any reduced payoff of the Note, including, without limitation, the Payoff Amount, and the Holder shall have, and may exercise, all rights and remedies under the Note and the Security Documents, and all other rights and remedies available at law and in equity.

4.             [Intentionally Deleted].

5.             Consent of the Holder.  The Holder, by its execution of this Agreement, hereby consents, in accordance with Section 8.2 of the Note, to Optelecom entering into a Definitive Acquisition Agreement and consummating the Acquisition, subject to the satisfaction of the Payoff Conditions.

6.             Satisfaction of Note.  Upon the satisfaction of the Payoff Conditions, (i) the Holder agrees that the Note shall be deemed satisfied in full; (ii) each of the Security Documents shall terminate automatically and shall have no further force and effect; and (iii) Optelecom shall be released from all claims, causes of action, obligations, liabilities, payments, damages and other amounts or obligations arising under the Note and the Security Documents (the “Obligations”), (iv) and all pledged collateral under the Security Documents shall be released from any and all liens created thereunder in accordance with the applicable terms and conditions of the Security Documents, including, without limitation, Article 16 of the Pledge Agreement and Section 8.04 of the Security Agreement.  The release of Optelecom from the Obligations is effective and operative upon the satisfaction of the Payoff Conditions, including the Holder’s receipt of the Payoff Amount, without the necessity of execution of any other or further release or document by the Holder.  The Holder agrees to execute and deliver such other documents, agreements, instruments or other writings as may be reasonably requested by Optelecom to effect such release.  The Holder represents and warrants to Optelecom that the Holder has not assigned or transferred or purported to assign or transfer and prior to March 8, 2011 will not assign or transfer the Note and/or any of the Obligations or any portion thereof or any interest therein, and agrees to indemnify, defend and hold Optelecom harmless from and against any Obligations based on, or arising out of, whether directly or indirectly, any such assignment or transfer, or purported assignment or transfer (and, for the avoidance of doubt, the parties agree that a merger or a sale of substantially all the assets of the Holder, or a change in control of the Holder, will not constitute such an assignment or transfer).  Optelecom acknowledges that if, for any reason, any of the Payoff Amount is voided or rescinded or must otherwise be returned by the Holder as a result of Optelecom’s insolvency, bankruptcy or as otherwise required by applicable law, Optelecom’s obligations and liabilities under the Note and the Security Documents shall be reinstated to that extent.  In addition, in the event the aggregate cash consideration paid to the holders of equity interests in Optelecom in connection with the Acquisition plus any dividends or distributions made by Optelecom after the date hereof in respect of any of its equity interests exceeds U.S.$9,300,000, notwithstanding any other provision of this Agreement and notwithstanding the Holder’s prior receipt of the Payoff Amount, Optelecom’s obligations and liabilities to the Holder under the Note and the Security Documents shall be reinstated automatically to the extent of €2,682,456 principal amount (with interest thereon from the date of the closing of the Acquisition).

7.             Representations and Warranties.

(a)           Optelecom hereby makes the following representations and warranties:

(i)            it is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, has the ability to perform its obligations under this Agreement and has all necessary power and authority to execute and deliver this Agreement;

(ii)           the execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary action, does not require the consent of any third parties except for such consents as have been properly obtained, and does not and will not contravene, violate, result in a breach of, or constitute a default under (1) its certificate of incorporation or bylaws, (2) any law or regulation of any governmental body or any decision, ruling, order, or award by which such entity or any of its properties may be bound or affected, or (3) any agreement, indenture or other instrument to which it is a party or by which any of its properties may be bound or affected;

(iii)          this Agreement, when executed and delivered to the Holder, and the obligations of Optelecom hereunder, will be the legally valid and binding obligations of Optelecom, enforceable against it in accordance with their terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Optelecom’s covenants, agreements, representations and warranties made in this Agreement shall be continuing and shall be true and correct as of the date hereof and shall survive the termination of this Agreement.

(b)           The Holder hereby makes the following representations and warranties:

(i)            it is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation, has the ability to perform its obligations under this Agreement and has all necessary power and authority to execute and deliver this Agreement;

(ii)           the execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary action, does not require the consent of any third parties except for such consents as have been properly obtained, and does not and will not contravene, violate, result in a breach of, or constitute a default under (1) its articles of association or other governing documents, (2) any law or regulation of any governmental body or any decision, ruling, order, or award by which such entity or any of its properties may be bound or affected, or (3) any agreement, indenture or other instrument to which it is a party or by which any of its properties may be bound or affected;

(iii)          this Agreement, when executed and delivered to Optelecom, and the obligations of the Holder hereunder, will be the legally valid and binding obligations of the Holder, enforceable against it in accordance with their terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

The Holder’s covenants, agreements, representations and warranties made in this Agreement shall be continuing and shall be true and correct as of the date hereof and shall survive the termination of this Agreement.

8.             Forms.  The Holder shall deliver to Optelecom, on or prior to the date on which Optelecom delivers the Payoff Amount to Holder two (2) original copies of Internal Revenue Service Form W-8BEN (claiming the benefits of any applicable income tax treaty), W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by the Holder, and such other documentation or information required under the Internal Revenue Code of 1986, as amended (the “Code”), or reasonably requested by Optelecom to establish that the Holder is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to the Holder of principal, interest, fees or other amounts payable under the Note, and the Holder also hereby agrees, from time to time after the initial delivery by the Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that the Holder shall promptly deliver to Optelecom two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP and/or W-8IMY, (or, in each case, any successor forms), properly completed and duly executed by the Holder, and such other documentation required under the Code and reasonably requested by Optelecom to confirm or establish that the Holder is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to the Holder under the Note, or notify Optelecom of its inability to deliver any such forms or other evidence

9.             Miscellaneous.

(a)           Timing.  The parties hereto specifically agree that time is of the essence with respect to this Agreement.

(b)           Entire Agreement.  This Agreement contains the entire agreement between the parties and may be amended only in writing executed by each of the parties.

(c)          Integration.  This Agreement supersedes all prior or contemporaneous negotiations, promises, covenants, representations, or oral and written agreements concerning any matter directly, indirectly or collaterally related to the subject matter of this Agreement.  The Note, the Security Documents and this Agreement, together, represent a complete integration of all prior and contemporaneous agreements and understandings of the parties hereto.  No party relied on any representation or warranty of any other person or party except as specifically set forth herein or in the Note or Security Documents.  In the event of any ambiguity and/or dispute regarding interpretation of this Agreement, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

(d)           All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission against facsimile confirmation or mailed by an internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Optelecom to:

Optelecom-NKF, Inc.

12920 Cloverleaf Center Drive

Germantown, Maryland  20874

Facsimile No.: (240) 912-3381

Attn:  President

with a copy (which shall not constitute notice) to:

Venable LLP

8010 Towers Crescent Drive, Suite 300

Vienna, Virginia  22182

Facsimile No.:  (703) 821-8949

Attn:  Thomas W. France, Esq.

If to the Holder to:

Draka Holding NV

De Boelelaan 7

P.O. Box 75979

1083 HJ Amsterdam

THE NETHERLANDS

Facsimile No.:  31 20 5689 895

Attn:  Jacoba Bremer

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

One Post Office Square

Boston, Massachusetts  02109

Facsimile No.:  (617) 338-2880

Attn:  Harry E. Ekblom, Jr.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8(d), be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section 8(d), be deemed given upon facsimile confirmation, and (iii) if delivered by overnight courier to the address as provided in this Section 8(d), be deemed given on the earlier of the first business day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice is to be delivered pursuant to this Section 8(d)).  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

(e)           Binding Effect.  This Agreement shall be binding on and inure to the benefit of the parties and their respective personal or legal representatives, heirs, legatees, transferees, agents, servants, employees, predecessors, successors and assignees.

(f)            Execution in Counterparts.  This Agreement may be signed in one or more counterparts each of which shall be an original and all of which taken together shall constitute one Agreement.  Facsimile or electronic copies of these signatures may be exchanged among the parties and shall be treated as originals.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect of conflicts of law principles.

(h)           Headings.  The section headings and subheadings have been included for convenience only, and shall not be part of this Agreement and shall not be taken as an interpretation of any provision of this Agreement.

(i)            Termination.  No waiver or termination of this Agreement shall be binding unless executed in writing by the party who, pursuant to the terms of this Agreement, has the right to waive any rights, conditions, or obligations hereunder, or has the right to terminate this Agreement.

(j)            Enforceability.  No other person or party shall have any rights whatsoever hereunder or shall be deemed a third party beneficiary hereof.

(k)           Public Filing.  The Holder hereby acknowledges that Optelecom will publicly file a copy of this Agreement with one or more filings with the Securities and Exchange Commission.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

OPTELECOM-NKF, INC.

By:	/s/ David B. Patterson
Name: David B. Patterson
Title: President & CEO

DRAKA HOLDING N.V.

By:	/s/ F.F. Dorjee
Name: F.F. Dorjee
Title: CEO